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                                                                       Exhibit 5

ARCO [LOGO] Legal
            515 South Flower Street
            Mailing Address: Box 2679-T.A.
            Los Angeles, California 90051
            Telephone (213) 486-2808
            E-mail dward@mail.arco.com
            Diane A. Ward
            Counsel - Securities and Finance

January 27, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: REGISTRATION STATEMENT OF FORM S-3

Ladies and Gentlemen:

I am familiar with all corporate and other proceedings taken by Atlantic Richfield Company, a Delaware corporation ("ARCO"), in connection with the authorization of its Debt Securities ("Securities") in an aggregate principal amount of $1.5 billion.

I am of the opinion that the Securities have been duly authorized and, when the securities have been executed and authenticated in the manner set forth in the Indenture and issued and delivered in the manner set forth in the Indenture against payment therefor, the Securities will have been validly executed, authenticated, issued, and delivered, will constitute the legal, valid, and binding obligations of ARCO, will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally and to general principles of equity) be enforceable as to ARCO in accordance with their terms, and will be entitled to the benefits provided by the Indenture.

I hereby consent to the references to me under the heading "Legal Opinion" in the Prospectus to be filed as a part of the Registration Statement and to the filing of this opinion or copies thereof as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Diane A. Ward

Diane A. Ward